FOR IMMEDIATE RELEASE

ELLIE MAE TO ACQUIRE VELOCIFY

Velocify’s Lead Management Functionality Accelerates Ellie Mae’s Digital Mortgage Vision

PLEASANTON, Calif. – August 31, 2017 – Ellie Mae® (NYSE:ELLI), the leading cloud-based platform provider for the mortgage finance industry, announced today that it has signed a definitive agreement to acquire Velocify®, the leading sales acceleration platform. With the acquisition of Velocify, Ellie Mae is accelerating our vision of offering a fully digital mortgage by combining Velocify’s lead management, engagement and distribution capabilities with Ellie Mae's Encompass CRM's unique approach to automated one-to-one personalized marketing and the Encompass Consumer Connect digital consumer experience. Together, the robust solution will meet the needs of today’s lenders by delivering a complete digital lead capture and conversion solution for creating interest, turning that interest into an application and then funding that loan quickly and at a low cost.

Velocify’s lead management solutions help sales teams keep pace with the speed of opportunity by driving rapid lead response, improving productivity and offering actionable selling insights. The company helps sales teams sell more by streamlining and optimizing the sales process from start to finish by enabling teams to accelerate lead engagement, and implement effective workflows, ultimately helping lenders find and convert more leads, faster. Many of Ellie Mae's Encompass® all-in-one mortgage management solution customers use the Velocify solution today.

“As part of our comprehensive strategy to deliver the first true digital mortgage to the industry, we are helping lenders to originate more loans, reduce costs, and complete the entire mortgage process faster,” said Jonathan Corr, president and CEO of Ellie Mae. “The combination of Velocify’s solution with our Encompass CRM and Encompass Consumer Connect solutions will accelerate our delivery of the most robust digital mortgage solution in the market. The acquisition will enable us to provide the first combined solution that helps lenders turn consumer interest into applications by offering a personalized, high-tech and human-touch experience. Going forward we will empower lenders’ sales teams to keep pace with the speed of opportunity, drive down costs of origination through greater lead capture and conversion, and improve productivity through actionable selling insights.”

“A digital transformation is occurring across the financial services industry, especially in the mortgage vertical in which Velocify has a leading position,” said Nick Hedges, president and CEO of Velocify. “Successful sales teams offer an end to end digital experience combined with as much human touch as the consumer desires throughout their buying process. The team at Velocify has built the leading software solution for consumer sales engagement during the early stages of the sales process. By joining forces with Ellie Mae, we are very excited to extend that capability throughout the consumer buying cycle.”

Under the terms of the agreement, Ellie Mae will acquire Velocify for $128 million in cash. The transaction is expected to close in the fourth quarter of 2017 and will have no impact on third quarter financials. Ellie Mae will provide additional financial details when the company reports its third quarter results.

Conference Call Information
Ellie Mae will host a teleconference at 6:00 p.m. Eastern Time today, August 31, 2017, to discuss the acquisition of Velocify. To access the call, please dial 888-601-3869 or 719-325-2431 at least five minutes prior to the start time. A live webcast of the call will be available on the Investor Relations section of the Company’s website at http://investor.elliemae.com. An audio replay of the call will be available through September 14, 2017 by dialing 888-203-1112 or 719-457-0820 and entering access code 9529733.

About Ellie Mae
Ellie Mae (NYSE:ELLI) is the leading cloud-based platform provider for the mortgage finance industry. Ellie Mae’s technology solutions enable lenders to originate more loans, reduce origination costs, and shorten the time to close, all while ensuring the highest levels of compliance, quality and efficiency. Visit EllieMae.com or call (877) 355-4362 to learn more.

About Velocify
Velocify® provides a sales acceleration software platform that helps high-velocity sales teams turn more prospects into customers. More than 1,500 companies streamline, automate, and optimize their sales processes using Velocify. Velocify’s software delivers a prescriptive approach to selling and surfaces actionable performance insights to ensure salespeople stay focused on activities that lead to more sales.

Forward-Looking Statements
This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements regarding Ellie Mae’s ability to successfully integrate Velocify’s software solutions with Ellie Mae’s software solutions, the potential benefits of the combined software solutions as well as Ellie Mae’s ability to deliver its digital mortgage solution and the benefits of this digital mortgage solution.  These statements involve known and unknown risks, uncertainties, and other factors which may cause actual results to be materially different than those expressed or implied in such statements.  The forward-looking statements included in this press release are made only as of the date hereof.  Ellie Mae cannot guarantee future results, levels of activity, performance or achievements.  Accordingly, you should not place undue reliance on these forward-looking statements.  Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

PRESS CONTACTS:
Erica Harvill
Ellie Mae, Inc.
(925) 227-5913
Erica.Harvill@elliemae.com

Alexandra Gardell Kreuter
Allison+Partners
(646) 428-0618
EllieMae@allisonpr.com

IR CONTACTS:
Alex Hughes, VP of Investor Relations
Ellie Mae, Inc.
925-227-7079
IR@elliemae.com

Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
415-217-4967
lisa@blueshirtgroup.com

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© 2017 Ellie Mae, Inc. Ellie Mae®, Encompass®, AllRegs®, the Ellie Mae logo and other trademarks or service marks of Ellie Mae, Inc. appearing herein are the property of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.